Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP REPORTS FIRST QUARTER 2014 RESULTS

CHESTER, WV — May 6, 2014 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Results

For the first quarter of 2014, the Company’s total net revenues were $114.8 million, a decrease of 6.4% compared to $122.7 million in the same period of 2013.  Adjusted EBITDA in the first quarter of 2014 was $20.5 million, a decrease of 17.9% from the prior-year period, and adjusted EBITDA margin was 17.9%, a decrease of 240 basis points from the prior-year period.

“Our first quarter results were impacted primarily by the extremely harsh winter across the region, as well as the ongoing competitive environment,” said Joseph L. Billhimer, President and Chief Operating Officer of MTR Gaming Group, Inc.  “While our Scioto Downs gaming facility was affected by the rough winter, the property continues to maintain a considerable share of the Columbus slot market.  Our Mountaineer and Presque Isle Downs operations also suffered in the quarter from the extreme weather and increased competition from Ohio’s expanding gaming market.  With the difficult weather now behind us, we remain focused on our strategy of providing first-class service and facilities to our customers while effectively managing our overall expense structure.”

The Company reported a net loss of $6.2 million for the first quarter of 2014, or $0.22 per diluted share, compared to a net loss of $0.8 million, or $0.03 per diluted share, in the same period of 2013.  Excluding $0.5 million in costs associated with MTR Gaming’s impending merger with Eldorado HoldCo LLC (“Eldorado”), the net loss in the first quarter of 2014 would have been $5.7 million, or $0.20 per diluted share.

Net revenues at Scioto Downs decreased 0.5% to $35.8 million in the first quarter of 2014 compared to $36.0 million in the first quarter of 2013.  The property saw adjusted EBITDA decrease to $12.0 million from $13.0 million in the comparable quarter of 2013, while the adjusted EBITDA margin at Scioto Downs decreased to 33.5% compared to 36.0% in the prior-year quarter.

Net revenues at Mountaineer Casino, Racetrack & Resort decreased 6.6% to $45.9 million in the first quarter of 2014 compared to $49.2 million in the first quarter of 2013.  Revenues from slots and table games decreased by $3.1 million and $0.3 million, respectively, compared to the same quarter of 2013.  The property saw adjusted EBITDA decrease to $7.2 million from $8.3 million in the comparable quarter of 2013, while the adjusted EBITDA margin at Mountaineer decreased to 15.8% compared to 16.9% in the prior-year quarter.

Net revenues at Presque Isle Downs & Casino decreased 11.9% to $33.1 million in the first quarter of 2014 compared to $37.6 million in the first quarter of 2013.  Revenues from slots and table games decreased by $3.7 million and $0.6 million, respectively, compared to the same quarter of 2013.  The property generated adjusted EBITDA of $4.1 million compared to $6.3 million in the same quarter of 2013, while the adjusted EBITDA margin decreased to 12.5% compared to 16.7% in the prior-year quarter.

The decrease in the Company’s net revenues and adjusted EBITDA for the first quarter of 2014 was primarily attributable to inclement weather and additional gaming competition from Ohio.

Corporate overhead costs totaled $2.9 million during the first quarter of 2014, exclusive of $0.5 million in costs associated with strategic initiatives, compared to $2.6 million in the prior-year period.

See attached tables, including a reconciliation of net loss, a GAAP financial measure, to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, each of which are non-GAAP financial measures.

Balance Sheet and Liquidity

As of March 31, 2014, the Company had $84.7 million in cash and cash equivalents, $8.8 million in restricted cash and $559.4 million in total debt, net of discount.  In addition, the Company has $20 million available for borrowing under its revolving credit facility.

MTR Gaming-Eldorado Merger Developments

The Company’s previously announced strategic business combination with Eldorado pursuant to which the Company and Eldorado will become wholly-owned subsidiaries of Eclair Holdings Company (which will be renamed “Eldorado Resorts, Inc.”) (“NewCo”), remains subject to certain conditions and approvals, including regulatory approvals from gaming regulators in Louisiana, Nevada, Ohio, Pennsylvania and West Virginia, approval by stockholders of MTR Gaming, registration and listing of NewCo shares and customary closing conditions.  The transaction is expected to close in the second half of 2014.  For more information about these milestones and other conditions and approvals required, please see the Registration Statement on Form S-4 initially filed by Eclair Holdings Company with the Securities and Exchange Commission on November 4, 2013, and as amended from time to time, as well as other relevant documents concerning the proposed combination.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA represents earnings (losses) before interest expense (income), income taxes, depreciation and amortization, gain (loss) on the sale or disposal of property, other regulatory gaming assessment costs, loss on asset impairment, project-opening costs, strategic transaction costs, loss on debt modification and extinguishments and equity in loss of unconsolidated joint venture, to the extent that such items existed in the periods presented.  Adjusted EBITDA margin represents the calculation of adjusted EBITDA divided by net revenues. Adjusted EBITDA and adjusted EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), are unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or operating margin as indicators of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA and adjusted EBITDA margin have been presented as supplemental disclosures because they are widely used measures of performance and basis’ for valuation of companies in our industry. Management of the Company uses adjusted EBITDA and adjusted EBITDA margin as primary measures of the Company’s operating performance and as components in evaluating the performance of operating personnel.  Uses of cash flows that are not reflected in adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and certain regulatory gaming assessments which can be significant. Moreover, other companies that provide EBITDA and/or adjusted EBITDA information may calculate EBITDA and/or adjusted EBITDA differently than we do. A reconciliation of GAAP net income (loss) to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results and corporate developments today at 9:00 a.m. EDT.  Interested parties may participate in the call by dialing (888) 430-8694.  Please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID # 3150002).

The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the Investor Relations section of the Company’s website.

A replay of the call will be available two hours following the end of the call through midnight EDT on Tuesday, May 13, 2014 at www.mtrgaming.com and by telephone at (877) 870-5176; passcode 3150002.

About MTR Gaming Group, Inc.

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our operations at Mountaineer, Presque Isle Downs and Scioto Downs, including the successful operation of video lottery terminals at Scioto Downs. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer, Presque Isle Downs and Scioto Downs (including casino gaming and video lottery terminals in Ohio), the successful integration and operation of video lottery terminals at Scioto Downs, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate, changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, our ability to maintain or improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to fulfill our obligations and comply with the covenants associated with our various debt instruments and/or our ability to obtain additional debt and/or equity financing, if and when needed, the impact of our announced combination with Eldorado, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

Jbittner@mtrgaming.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31
	2014	2013

Revenues:
Gaming	$106,950	$114,769
Pari-mutuel commissions	1,280	1,380
Food, beverage and lodging	8,995	9,488
Other	2,421	2,157
Total revenues	119,646	127,794
Less promotional allowances	(4,818)	(5,067)
Net revenues	114,828	122,727

Operating expenses:
Costs of operating departments:
Gaming	63,329	67,221
Pari-mutuel commissions	1,869	1,852
Food, beverage and lodging	7,339	7,519
Other	1,525	1,541
Marketing and promotions	3,331	3,611
General and administrative	16,920	15,977
Strategic transaction costs	521	—
Depreciation	7,784	7,544
Loss (gain) on the sale or disposal of property	18	(82)
Total operating expenses	102,636	105,183

Operating income	12,192	17,544

Other income (expense):
Interest income	2	14
Interest expense	(17,390)	(17,391)

Loss (income) before income taxes	(5,196)	167
Provision for income taxes	(1,017)	(953)

Net loss	$(6,213)	$(786)

Net loss per common share
Basic	$(0.22)	$(0.03)
Diluted	$(0.22)	$(0.03)

Weighted average number of shares outstanding:
Basic	28,500,328	28,137,030
Diluted	28,500,328	28,137,030

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31
	2014	2013

Net revenues:
Mountaineer Casino, Racetrack & Resort	$45,929	$49,165
Presque Isle Downs & Casino	33,115	37,591
Scioto Downs	35,784	35,971
Corporate	—	—
Consolidated net revenues	$114,828	$122,727

Adjusted EBITDA from continuing operations:
Mountaineer Casino, Racetrack & Resort	$7,238	$8,300
Presque Isle Downs & Casino	4,133	6,270
Scioto Downs	11,989	12,950
Corporate	(2,862)	(2,563)
Consolidated Adjusted EBITDA	$20,498	$24,957

The following tables set forth a reconciliation of income (loss) from continuing operations and income (loss) from discontinued operations, GAAP financial measures, to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA margin, non-GAAP financial measures.

	Three Months Ended
	March 31
	2014	2013

Adjusted EBITDA:

Mountaineer Casino, Racetrack & Resort:
Net income	$4,937	$6,080
Interest income	—	(2)
Depreciation	2,302	2,232
Gain on the sale or disposal of property	(1)	(10)
Adjusted EBITDA	$7,238	$8,300
Net revenues	$45,929	$49,165
Adjusted EBITDA margin	15.8%	16.9%

Presque Isle Downs & Casino:
Net income	$1,443	$3,900
Interest income	—	(1)
Provision for income taxes	621	621
Depreciation	2,068	1,871
Other regulatory gaming assessments	(17)	(49)
Loss (gain) on the sale or disposal of property	18	(72)
Adjusted EBITDA	$4,133	$6,270
Net revenues	$33,115	$37,591
Adjusted EBITDA margin	12.5%	16.7%

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION (continued)

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31
	2014	2013
Adjusted EBITDA (continued):

Scioto Downs:
Net income	$8,171	$9,167
Interest expense	18	19
Provision for income taxes	396	332
Depreciation	3,404	3,432
Adjusted EBITDA	$11,989	$12,950
Net revenues	$35,784	$35,971
Adjusted EBITDA margin	33.5%	36.0%

Corporate:
Net loss	$(20,764)	$(19,933)
Interest expense, net of interest income	17,370	17,361
Depreciation	10	9
Loss on the sale or disposal of property	1	—
Strategic transaction costs	521	—
Adjusted EBITDA	$(2,862)	$(2,563)

MTR Gaming Group, Inc. (consolidated):
Net loss	$(6,213)	$(786)
Interest expense, net of interest income	17,388	17,377
Provision for income taxes	1,017	953
Depreciation	7,784	7,544
Other regulatory gaming assessments	(17)	(49)
Loss (gain) on the sale or disposal of property	18	(82)
Strategic transaction costs	521	—
Consolidated Adjusted EBITDA	$20,498	$24,957
Net revenues	$114,828	$122,727
Adjusted EBITDA margin	17.9%	20.3%

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31	December 31
	2013	2013
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$84,718	$100,124
Restricted cash	8,757	7,255
Accounts receivable, net of allowance for doubtful accounts of $147 in 2014 and $151 in 2013	2,288	4,853
Inventories	4,193	4,272
Deferred financing costs	1,642	1,642
Prepaid expenses and other current assets	7,343	7,850
Total current assets	108,941	125,996

Property and equipment, net	366,934	371,364
Other intangible assets	136,073	136,080
Deferred financing costs, net of current portion	6,355	6,766
Deposits and other	1,770	1,801
Non-operating real property	10,769	10,769
Assets of discontinued operations	184	184
Total assets	$631,026	$652,960

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,632	$2,998
Accounts payable - gaming taxes and assessments	6,557	9,947
Accrued payroll and payroll taxes	5,443	5,466
Accrued interest	10,938	27,344
Other accrued liabilities	19,479	17,043
Construction project and equipment liabilities	1,579	788
Deferred income taxes	837	837
Liabilities of discontinued operations	116	116
Total current liabilities	47,581	64,539

Long-term debt	559,364	558,834
Other regulatory gaming assessments	4,688	4,806
Long-term compensation	173	871
Deferred income taxes	18,335	17,412
Other long-term liabilities	508	497
Total liabilities	630,649	646,959

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	65,628	65,047
Accumulated deficit	(65,356)	(59,143)
Accumulated other comprehensive loss	(119)	(127)
Total stockholders’ equity of MTR Gaming Group, Inc.	153	5,777
Non-controlling interest of discontinued operations	224	224
Total stockholders’ equity	377	6,001
Total liabilities and stockholders’ equity	$631,026	$652,960

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